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[IMS HEALTH LOGO]


                                                    NEWS

                                                        FOR IMMEDIATE RELEASE

Contacts:
Michael Gury                                       Darcie Peck
IMS Communications                                 IMS Investor Relations
(203) 319-4730                                     (203) 319-4766



FAIRFIELD, CT, February 4, 2003 - IMS Health (NYSE: RX) today announced it will take a non-cash, non-recurring after-tax impairment charge of approximately $26 million in the fourth quarter of 2002 on its investment in the TriZetto Group (Nasdaq: TZIX). This charge reflects the evaluation of IMS's investment in TriZetto in accordance with Staff Accounting Bulletin No. 59, and is based on TriZetto's closing share price of $6.14 on December 31, 2002.

     Subsequent to year-end, TriZetto has seen a decrease in the value of its common stock and TriZetto has recently announced that it is updating its annual impairment analysis on its identifiable and unidentifiable intangible assets and goodwill. At this time, TriZetto believes there may be a write-down for fiscal 2002 of its identifiable and unidentifiable intangible assets and goodwill. TriZetto is in the process of determining the amount of the write-down, if any. This potential write-down would have no effect on TriZetto's cash flow, cash flow from operations, EBITDA, or pro forma earnings.

About IMS

         Operating in more than 100 countries, IMS Health is the world's leading provider of information solutions to the pharmaceutical and healthcare industries. With $1.3 billion in 2001 revenue and nearly 50 years of industry experience, IMS Health offers leading-edge business intelligence products and services that are integral to clients' day-to-day operations, including marketing effectiveness solutions for prescription and over-the-counter pharmaceutical products; sales optimization solutions to increase pharmaceutical sales force productivity; and consulting and customized services that turn information into actionable insights. Additional information is available at http://www.imshealth.com.
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About TriZetto

         The TriZetto Group, Inc. offers a broad portfolio of healthcare information technology (IT) products and services that can be delivered individually or combined to create a comprehensive solution. The company provides:

   o leading proprietary and third-party software, including e-business applications;
   o outsourced services, such as software hosting, transaction processing and IT department operations; and
   o strategic and implementation consulting.

TriZetto is focused on three healthcare markets: payers, benefit administrators and physician groups. Its more than 550 customers represent approximately 40 percent of the U.S. insured population. Headquartered in Newport Beach, Calif., TriZetto can be reached at (949) 719-2200 or www.trizetto.com <http://www.trizetto.com/>.
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February 4, 2003